Exhibit 10.5

FLEX PHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Flex Pharma, Inc. (“Flex Pharma”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of Flex Pharma’s common stock (the “IPO”).

This policy will be effective upon the date of the underwriting agreement between Flex Pharma and the underwriters managing the initial public offering of the common stock of Flex Pharma (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO. This policy may be amended at any time at the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.              Annual Board Service Retainer:

a.              All Eligible Directors: $40,000

2.              Annual Committee Chair Service Retainer:

a.              Chairman of the Audit Committee: $15,000

b.              Chairman of the Compensation Committee: $10,000

c.               Chairman of the Nominating & Corporate Governance Committee: $7,500

3.              Annual Committee Member (other than Committee Chair) Service Retainer:

a.              Member of the Audit Committee: $7,500

b.              Member of the Compensation Committee: $5,000

c.               Member of the Nominating & Corporate Governance Committee: $3,500

Equity Compensation

Each Eligible Director shall be eligible to receive options upon such Eligible Director’s initial election to the Board.  In addition, each Eligible Director who continues to serve as a non-employee member of the Board on the date of each annual stockholder meeting of Flex Pharma shall receive additional options.  Following the IPO, the Board shall amend this policy to provide for the number of options granted to Eligible Directors and the vesting terms of such options.